Exhibit 99.1

Profire Energy Provides Additional Information Regarding its Change of Fiscal Year and Founders' 10b5-1 Trading Plans

LINDON, Utah, February 13, 2017 - Profire Energy, Inc. (NASDAQ: PFIE), a technology company which creates, installs and services burner and chemical management solutions in the oil and gas industry, announced today that it is providing additional information regarding its change of fiscal year and the adoption by its founders of 10b-5-1 trading plans.

Change in Fiscal Year:

As previously reported by Profire Energy, Inc.  ("Company") in its current report on Form 8-K filed on December 28th, 2016,  the Company adopted a resolution to change the Company's fiscal year end from March 31 to December 31, effective immediately. As a result of the change in fiscal year, the Company will file a transition report on Form 10-K covering the transition period from April 1, 2016 to December 31, 2016, which is the period between the closing of the Company's most recent fiscal year and the opening date of the newly selected fiscal year. The Company will not file a quarterly report on Form 10-Q for the quarter ended December 31, 2016. Instead, results from the quarter ended December 31, 2016 will be reflected in the nine-month period covered by the transition report. Under SEC rules, the Company has 90 days from the close of its newly announced fiscal year to complete its transition report on Form 10-K. The Company currently expects to make an announcement in mid-March providing the date, time and other details for the Company's earnings call and earnings press release.

Profire Founders 10b5-1 Trading Plans:

In 2016, Brenton Hatch and Harold Albert each adopted new pre-arranged stock trading plans in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the policies of the Company regarding stock transactions. The newly adopted trading plans were designed to replace stock trading plans that expired in previous periods. Since the plans were adopted, Mr. Hatch and Mr. Albert have reported all sales of their Profire stock sold pursuant to the newly adopted stock trading plans.

Mr. Hatch is a Co-Founder, director and Chairman of Profire's Board of Directors, and serves as the Company's Chief Executive Officer. Mr. Albert is a Co-Founder, director of Profire and serves as the Company's Chief Technology Officer.

Mr. Hatch and Mr. Albert informed the Company that they adopted the stock trading plans in order to sell a portion of their Profire stock over time as part of their long-term strategies for individual asset diversification and liquidity. The stock transactions pursuant to these plans have been and will continue to be disclosed publicly through Form 4 and Form 144 filings with the U.S. Securities and Exchange Commission. Using these plans, Mr. Hatch and Mr. Albert intend to diversify their investment portfolios and spread stock trades out over an extended period of time to reduce market impact. Because these plans were established well in advance of any trade being made pursuant to them, they also help avoid concerns about whether these officers had material, non-public information when they made a decision to sell their stock.

The stock trading plans adopted by Mr. Hatch and Mr. Albert are subject to price limitations, volume limitations, and market conditions which may prevent the sale of all shares under the plans. Once the terms of the plans were established, neither officer retained discretion over sales of shares pursuant to the plans. As of February 13, 2017, Mr. Hatch and Mr. Albert held an aggregate of approximately 25.6 million shares of Profire common stock, which represents approximately 50.9% of Profire's outstanding common stock. Pursuant to the terms and remaining time periods of the stock trading plans, Mr. Hatch and Mr. Albert each intend to sell roughly 400,000 shares, or 2.8% and 3.5% of their total holdings, respectively, over the next 4-5 months. New plans may be entered into after this time or they may choose to extend the existing plans.

About Profire Energy, Inc.
Profire Energy assists energy production companies in the safe and efficient production and transportation of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent regulatory standards, and enhanced margins with their energy production processes, Profire Energy's burner management and chemical injection systems are increasingly becoming part of their solution. Profire Energy has offices in Lindon, Utah; Houston, Texas; Shelocta, Pennsylvania; Greeley, Colorado; and Edmonton, Alberta, Canada. For additional information, visit www.profireenergy.com.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to statements about the expected timing and amount of sales of common stock pursuant to stock trading plans adopted by Brenton Hatch and Harold Albert. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company's periodic reports filed with the Securities Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc.
Ryan Oviatt, CFO
(801) 796-5127